INTERMOLECULAR, INC.
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made by and between Intermolecular, Inc., a Delaware corporation (the “Company”), and Bruce McWilliams, Ph.D. (“Executive”) (collectively referred to herein as the “Parties”), effective as of October 12, 2014 (the date Executive actually commences employment with the Company, the “Effective Date”).
WHEREAS, the Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof; and
WHEREAS, Executive desires to provide services to the Company on the terms herein provided.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.Employment.
(a)General. The Company shall employ Executive and Executive shall enter the employ of the Company upon the terms and conditions provided herein effective as of the Effective Date.
(b)Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary thereof, subject to earlier termination as provided in Section 4 below. The Term shall automatically renew for additional one (1) year periods unless either Party gives ninety (90) days advance written notice of non-renewal (“Notice of Non-Renewal”) to the other Party, in which case Executive’s employment will terminate at the end of the then-applicable Term or any other date set by the Company in accordance with Section 4 below.
(c)Position and Duties. Effective on the Effective Date, Executive: (i) shall serve as the President and Chief Executive Officer of the Company, with responsibilities, duties and authority usual and customary for such position, subject to direction by the Company’s Board of Directors (the “Board”); (ii) shall report directly to the Board; and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, directions, requests and rules and regulations of the Company in connection with the Company’s business. In addition, as of the Effective Date, Executive shall continue to serve as a member of the Board. During Executive’s employment with the Company, the Board shall nominate Executive for re-election to the Board and, subject to any necessary approval of the Company’s stockholders, Executive shall serve as a member of the Board. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as President and Chief Executive Officer of the Company.

(d)Exclusivity. Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion), Executive shall devote Executive’s entire working time, attention and energies to the business of the Company and shall not (i) accept any other employment or consultancy; (ii) serve on the board of directors or similar body of any other entity; or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or any of its subsidiaries or affiliates. The Board has already consented to Executive’s continuing service of each entity in the positions set forth on Exhibit A attached hereto, which consent shall continue until such time as the Board provides notice to Executive that, in its reasonable judgment, such company competes with the Company, such service interferes with Executive’s duties as President and Chief Executive Officer of the Company or places him in a competing position, or otherwise conflicts with, the interests of the Company. Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.
2.Compensation and Related Matters.
(a)    Annual Base Salary. Executive shall receive a base salary at the rate of $600,000 per annum (as may be increased from time to time, the “Annual Base Salary”), subject to withholdings and deductions, and which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the Board from time to time.
(b)    Bonus. Executive will be eligible to receive a discretionary annual performance bonus, with a target achievement of $400,000 (the “Annual Bonus”), but the actual amount of the Annual Bonus may be more or less (and may equal zero). The Annual Bonus amount payable shall be based on the achievement of performance goals to be established by the Board, in its sole discretion. The amount of any Annual Bonus for which Executive is eligible shall be reviewed by the Board from time to time. Any earned Annual Bonus shall be paid to Executive in cash, less authorized deductions and required withholding obligations, within two and a half months following the close of the year to which the Annual Bonus relates. The Annual Bonus shall be pro-rated for any partial year of service. Executive hereby acknowledges and agrees that nothing contained herein confers upon Executive any right to an Annual Bonus in any year, and that whether the Company pays Executive an Annual Bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.
(c)    Benefits. Executive may participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefits.

(d)    Vacation. Executive shall be entitled to vacation, sick leave, holidays and other paid time-off benefits provided by the Company from time to time which are applicable to the Company’s executive officers in accordance with Company policy. The opportunity to take paid time off is contingent upon Executive’s workload and ability to manage Executive’s schedule.
(e)    Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
3.Equity Awards.
(a)    Initial Stock Option. The Company shall grant to the Executive an option (the “Stock Option”) to purchase 2,880,000 shares of the Company’s common stock at a per share exercise price equal to the closing trading price of the Company’s common stock on the date of grant. The Stock Option shall vest and become exercisable with respect to one forty-eighth (1/48th) of the total number of shares subject thereto on each monthly anniversary of the Effective Date, subject to continued service with the Company. The Stock Option will otherwise be subject to the terms and conditions of the Company’s 2011 Incentive Award Plan, as amended from time to time, and a stock option agreement to be entered into between Executive and the Company.
(b)    Additional Equity Grants. In addition to the Stock Option described above, Executive shall be eligible to receive other grants of equity awards in the Company’s sole discretion. Further, any equity awards granted to the Executive prior to the Effective Date in consideration for Executive’s service on the Board shall continue to vest in accordance with their original terms and Executive’s employment with the Company shall not be deemed to trigger any acceleration or forfeiture provisions therein.
4.Termination.
(a)    At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company. This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement.
(b)    Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
(c)    Company Property. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.
(d)    Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within thirty (30) days after Executive’s date of termination (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s date of termination not theretofore paid, (ii) any expenses owed to Executive under Section 2(e) above, (iii) any accrued but unused vacation owed to Executive pursuant to Section 2(d) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(c) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Except as otherwise set forth in Sections 4(e) and 4(f) below, the payments and benefits described in this Section 4(d) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.
(e)    Severance Payments upon Termination Without Cause or Resignation for Good Reason During a Change in Control Period. In the event of Executive’s termination of employment by the Company without Cause (as defined below) or by Executive for Good Reason (as defined below), each during a Change in Control Period (as defined below), then, in addition to the payments and benefits described in Section 4(d) above, subject to Executive’s delivery to the Company of a waiver and release of claims agreement in a form approved by the Company that becomes effective and irrevocable in accordance with Section 10(f) hereof (a “Release”), Executive shall be entitled to the following payments and benefits:
(i)Cash Severance. The Company shall pay to Executive severance payments in an amount equal to one-and-one-half (1.5) times the sum of (A) Executive’s Annual Base Salary at the rate in effect immediately prior to Executive’s termination of employment and (B) Executive’s target Annual Bonus for the year in which Executive’s termination of employment occurs, less applicable withholdings and deductions; such amount shall be paid in a cash lump sum on the payroll date that immediately follows the date the Release is first effective and irrevocable.

(ii)Continued Benefits. If Executive elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall directly pay, or reimburse Executive for (on an after-tax basis), the applicable COBRA premiums for Executive and Executive’s covered dependents during the period commencing on the date of Executive’s termination of employment and ending on the earlier to occur of (A) the eighteen (18)-month anniversary of Executive’s termination of employment and (B) the date on which Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s group health plan(s) (of which eligibility Executive hereby agrees to give prompt notice to the Company). After the Company ceases to pay or reimburse COBRA premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.
(iii)Equity Acceleration. Each outstanding equity award, including, without limitation, the Stock Option, then-held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to all of the shares of Company common stock subject to such equity award.
(f)    Severance Payments upon Termination Without Cause Other Than During a Change in Control Period. In the event of termination of Executive’s employment by the Company without Cause other than during a Change in Control Period, then, in addition to the payments and benefits described in Section 4(d) above, subject to Executive’s delivery to the Company of a Release that becomes effective and irrevocable in accordance with Section 10(f) hereof, Executive shall be entitled to the following payments and benefits:
(i)    Cash Severance. The Company shall pay to Executive severance payments in an amount equal to three (3) months of Executive’s Annual Base Salary as of Executive’s date of termination, less applicable withholdings and deductions, which shall be paid in a cash lump sum on the payroll date that immediately follows the date the Release is first effective and irrevocable.
(ii)    Continued Benefits. If Executive elects to receive continued healthcare coverage pursuant to the COBRA, the Company shall directly pay, or reimburse Executive for (on an after-tax basis), the applicable COBRA premiums for Executive and Executive’s covered dependents during the period commencing on the date of Executive’s termination of employment and ending on the earlier to occur of (A) the six (6)-month anniversary of Executive’s termination of employment and (B) the date on which Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s group health plan(s) (of which eligibility Executive hereby agrees to give prompt notice to the Company). After the Company ceases to pay or reimburse COBRA premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.
(g)    No Other Severance. The provisions of this Section 4 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.

(h)    No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.
(i)    Definitions. The following terms referred to in this Agreement shall have the following meanings:
(i)     “Cause” shall mean (A) theft, dishonesty or falsification of any employment or Company records; (B) malicious or reckless disclosure of the Company’s confidential or proprietary information; (C) commission of any immoral or illegal act or any gross or willful misconduct, where the Board reasonably determines that such act or misconduct has (I) seriously undermined the ability of the Company’s Board or management to entrust Executive with important matters or otherwise work effectively with Executive, (II) contributed to the Company’s loss of significant revenues or business opportunities, or (III) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and/or (D) the failure or refusal by Executive to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after Executive’s receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem. Notwithstanding the foregoing, “Cause” shall not exist where any of the foregoing are due to Executive’s physical or mental disability.
(ii)    “Change in Control” shall have the meaning set forth in Section 2.8 of the Company’s 2011 Incentive Award Plan, provided, that in no event shall a Change in Control be deemed to have occurred unless such Change in Control constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5). The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.
(iii)    “Change in Control Period” shall mean that period of time commencing on the date that is one (1) month prior to the date of the consummation of a Change in Control and ending on the first (1st) anniversary of such Change in Control.
(iv)    “Good Reason” shall mean Executive’s voluntary resignation within one hundred twenty (120) days following the occurrence of any of the following without Executive’s consent: (A) the delegation to Executive of any duties or the reduction of Executive’s duties, either of which materially reduces the nature, responsibility, or character of Executive’s position, when taken as a whole, to a level below that generally associated with a similar position in a company of a similar size, in the same industry and with the same general characteristics as the Company at the time; (B) a material reduction of Executive’s Annual Base Salary (other than in connection with a similar reduction in the salaries of all executive level employees) from that immediately prior to such reduction; (C) a relocation of Executive’s principal office to a place that increases Executive’s one-way commute by more than thirty-five (35) miles as compared to Executive’s one-way commute as of immediately prior to such relocation; or (D) the material breach by the Company of this Agreement. Notwithstanding the foregoing, in no event shall Executive have Good Reason to terminate Executive’s employment unless Executive provides to the Company written notice of the condition giving rise to Good Reason within sixty (60) days after the initial occurrence of such condition, such condition continues beyond thirty (30) days after the Company receives such notice (the “Cure Period”) and Executive’s resignation for Good Reason is effective within thirty (30) days after the end of the Cure Period.
5.Assignment and Successors.
(a)    Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.
(b)    Executive’s Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.Restrictive Covenants.
(a)    Work Eligibility; Confidentiality Agreement. As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United States. It is required that Executive brings the appropriate documentation with Executive at the time of employment. As a further condition of Executive’s employment with the Company, Executive shall enter into and abide by the Company’s form employee confidentiality and inventions assignment agreement (the “Confidential Information Agreement”).
(a)Proprietary Information. Without limiting the Confidential Information Agreement, except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties to the Company, Executive shall at all times before and after Executive’s termination of employment maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other person or entity, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any person or entity, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any other person or entity, any Proprietary Information after the date Executive terminates employment will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).
(b)Nonsolicitation. Without limiting the Confidential Information Agreement, Executive hereby agrees that Executive shall not while employed or otherwise providing services to the Company and with respect to subsection (ii) below, within the one (1) year period immediately following the termination of Executive’s employment with or other service to the Company, directly or indirectly, either for Executive or on behalf of any other person or entity, (i) recruit or otherwise solicit or induce any employee, customer or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the date Executive terminates employment with or other service to the Company, or who thereafter becomes employed by the Company.
(c)Exception to Restrictive Covenants. Notwithstanding anything in this Section 6 to the contrary, Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.
(d)Nondisparagement. Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or affiliates, either orally or in writing, at any time, provided, that Executive may confer in confidence with Executive’s legal representatives and make truthful statements as required by law.
(e)Subsequent Employment. Prior to accepting other employment or any other service relationship prior to the first (1st) anniversary of Executive’s termination of employment, Executive shall provide a copy of this Section 6 to any recruiter who assists Executive in obtaining other employment or any other service relationship and to any employer or other person or entity with which Executive discusses potential employment or any other service relationship.
(f)Enforceability. In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by Executive of the provisions of this Section

6 shall toll the running of any time periods set forth in this Section 6 for the duration of any such breach or violation.
(g)Affiliates. As used in this Section 6, the term “Company” shall include the Company and any parent, affiliated, related and/or direct or indirect subsidiary entity thereof.
7.Miscellaneous Provisions.
(a)    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.
(b)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(c)    Notices. Any notice to be given under the terms of this Agreement shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Executive shall be addressed to Executive at Executive’s last address reflected on the Company’s records. Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.
(d)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
(e)    Entire Agreement. The terms of this Agreement, together with the Confidential Information Agreement, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement, together with the Confidential Information Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(f)    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)    Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in Santa Clara County, California, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitration shall be commenced by filing a demand for arbitration with the AAA within fourteen (14) days after the filing party has given notice of such breach to the other party. The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Section 6 hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 6 of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
(h)    Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(i)    Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
8.Prior Employment.
Executive represents and warrants that Executive’s acceptance of employment with the Company and the performance of Executive’s duties hereunder will not breach any duty owed by Executive to any prior employer or other person. Executive further represents and warrants to the Company that (a) the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity; (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) Executive’s performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.
9.Golden Parachute Excise Tax.
(a)    Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit received or to be received by Executive from the Company pursuant to this Agreement or otherwise (all such payments and benefits, the “Payments”) would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code” and such excise tax, the “Excise Tax”), then, after taking into account any reduction in the Payments provided by reason of Section 280G of the Code in another plan, arrangement or agreement, the Payments will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax but only if (i) the Reduced Amount, after taking into account all applicable federal, state and local employment taxes and income taxes (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes) on the Reduced Amount (and after taking into account the phase out itemized deductions and personal exemptions attributable to such Payments) is greater than or equal to (ii) the net amount of the Payments without reduction (but after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), and after taking into account the phase out itemized deductions and personal exemptions attributable to such Payments. If a reduction in the Payments is to be made so that the Payments equals the Reduced Amount, Executive will have no rights to any additional payments and/or benefits constituting the Payments, and the reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive, in each case beginning with payments that would be made last in time.
(b)    Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 9(a). If the firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within fifteen (15) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

10.Section 409A.
(a)    General. To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. If, however, the Company determines that any compensation or benefits payable under this Agreement may be or become subject to Section 409A of the Code, the Company may in its sole discretion adopt such amendments to this Agreement or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as the Company determines necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code; provided, however, that this Section 10(a) shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.
(b)    Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 4(e) or 4(f) of this Agreement unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”) and, except as provided under Section 10(c) of this Agreement, any such amount shall be paid, or in the case of installments, payments shall commence, on the sixtieth (60th) day following Executive’s Separation from Service.
(c)    Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive until the earlier of (a) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 10(c) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(d)    Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(e)    Installments. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under

Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Sections 4(e) or 4(f) of this Agreement to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.
(f)    Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (i) the Company shall deliver the Release to Executive within ten (10) business days following Executive’s date of termination, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release, (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iii) in any case where Executive’s date of termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 10(f), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A of the Code) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 10(f), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 10(f)(iii), on the first payroll period to occur in the subsequent taxable year, if later.
11.Employee Acknowledgement.
Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year written below.
INTERMOLECULAR, INC.
By: /s/ H. Thomas Blanco
Name: H. Thomas Blanco
Title: SVP, Human Resources & Administration
Date:     October 10, 2014
EXECUTIVE
By: /s/ Bruce McWilliams
Name: Bruce McWilliams, Ph.D.
Date:     Oct. 10, 2014
Address:
[address]

SIGNATURE PAGE TO INTERMOLECULAR, INC.
EMPLOYMENT AGREEMENT

Exhibit A

Current Service

•	Member of the board of directors and audit committee for Inphi Corporation.

•	Member of the board of directors of NovaTorque, Inc.

•	Member of the board of directors of and independent consultant to SuVolta, Inc.